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                                                                    EXHIBIT 23.3





                         CONSENT OF INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 22, 1996 (except for Note 11, as to which the date is August 2, 1996, and Note 12, as to which the date is September 10, 1996), with respect to the consolidated financial statements of Axion Inc. included in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-09519) and related Prospectus of Bristol-Myers Squibb Company (and in the Proxy Statement of Axion Inc.) for the registration of Shares of common stock of Bristol-Myers Squibb Company.



                                            /s/ Ernst & Young LLP


                                            Ernst & Young LLP


Palo Alto, California
September 19, 1996









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